UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR SECTION 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 12, 2015

Semtech Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-6395	95-2119684
(Commission File Number)	(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of Principal Executive Offices)	(Zip Code)

805-498-2111

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  Compensatory Arrangements with Certain Officers.

On August 17, 2015, Gary M. Beauchamp, the Executive Vice President and General Manager, Signal Integrity Product Group of Semtech Corporation (the “Company”), entered into a letter agreement (the “Letter Agreement”) with Semtech Canada Corporation, a wholly-owned subsidiary of the Company (“Semtech Canada”). The arrangements covered by the Letter Agreement were approved by the Compensation Committee of the Company’s Board of Directors on August 12, 2015.  The following summary of the Letter Agreement is qualified in its entirety by reference to the text of the Letter Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The Letter Agreement provides that, in the event a “Change in Control” of the Company occurs before September 1, 2018, any equity awards granted to Mr. Beauchamp by the Company that are then outstanding and otherwise unvested will accelerate and become vested at that time. In the case of an equity award then subject to performance-based vesting conditions, the “target” number of shares subject to the award will be accelerated unless otherwise provided for in the applicable award agreement. For purposes of the Letter Agreement, “Change in Control” has the meaning given to such term in the Company’s Executive Change in Control Retention Plan.

The Letter Agreement also provides that, in the event Mr. Beauchamp’s employment with Semtech Canada terminates, Mr. Beauchamp will be provided such termination or severance entitlements (if any) as are required by applicable law (including any statutory and/or common law entitlements as may be applicable) for the circumstances in which his employment terminates.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

10.1	Letter Agreement, dated as of August 17, 2015, by and between Semtech Canada Corporation and Gary M. Beauchamp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEMTECH CORPORATION

	By:	/s/ Emeka N. Chukwu
Date: August 18, 2015		Emeka N. Chukwu
Executive Vice President and Chief Financial Officer